Exhibit 2.1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into as of September 19, 2008 by and between Longfellow Energy LP, a limited partnership established under the laws of Texas, having an office in Oklahoma City, Oklahoma (“Longfellow”), and TransAtlantic Petroleum Corp., a body corporate incorporated under the laws of the Province of Alberta, having an office in Calgary, Alberta (“TransAtlantic” or the “Corporation”);

WHEREAS, Longfellow desires to sell and TransAtlantic wishes to acquire, on the terms, in the manner and subject to the conditions reflected below, all of the shares of Longe Energy Limited, a limited company incorporated under the laws of Bermuda (“Longe”) in exchange for Common Shares and Purchase Warrants of TransAtlantic;

WHEREAS, this transaction constitutes a “Related Party transaction” for the purpose of Canadian Securities Laws and TransAtlantic has established a special committee of disinterested members of the Corporation’s Board of Directors (the “Committee”) to consider the transaction and supervise the engagement of Erickson Partners, LLC as financial advisor to TransAtlantic (the “Financial Advisor”) and the preparation of a valuation of Longe (the “Valuation”) by the Financial Advisor which satisfies the applicable requirements of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”);

WHEREAS, the Committee has received the Valuation and the advice of the Financial Advisor that the transaction is fair, from a financial point of view, to the Corporation’s shareholders, and the Committee has recommended that the Board of Directors approve the transaction and enter into this Agreement;

WHEREAS, TransAtlantic and Longfellow believe that it is desirable and in the best interests of each of TransAtlantic and Longfellow to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the Parties to this Agreement have agreed, and hereby agree subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article unless such terms are defined elsewhere in this Agreement:

(a)	“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (Alberta) as of the date hereof.

(b)	“Agreement” means this Purchase Agreement, including all attachments and exhibits hereto, the TransAtlantic Disclosure Letter and the Longe Disclosure Letter, together with any amendments, supplements, modifications or revisions hereof.

(c)	“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement between Riata and TransAtlantic to be entered into at Closing, in the form settled as of the date of this Agreement.

(d)	“Assets” has the meaning set forth in Section 6.37(b).

(e)	“Asset Purchase Contracts” has the meaning set forth in Section 6.40.

(f)	“Associate” has the meaning ascribed thereto in the Securities Act (Alberta) as at the date hereof, but shall also specifically include in such definition any limited partner of a partnership.

(g)	“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement or the Purchase.

(h)	“Board of Directors” means the board of directors of TransAtlantic.

(i)	“Canadian Securities Commissions” means the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada.

(j)	“Canadian Securities Laws” means all acts, rules, regulations and published policies promulgated or otherwise adopted from time to time by any of the Canadian Securities Commissions or other authority having jurisdiction.

(k)	“Closing” shall have the meaning set forth in Section 2.1.

(l)	“Common Shares” means common shares in the capital of TransAtlantic.

(m)	“Concurrent Financing” means the private placement by TransAtlantic, pursuant to subscription agreements in the form agreed to as of the date of this Agreement and subject to the terms of the Conditional Approval Letter, of 35,416,667 Common Shares to Longfellow or other entities designated by Longfellow at a price of US$1.20 per share for gross proceeds of US$42,500,000.

(n)	“Conditional Approval Letter” means the conditional approval letter of the TSX dated September 3, 2008.

(o)	“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

(p)	“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

(q)	“Damages” has the meaning set forth in Section 12.3.

(r)	“Election Notice” has the meaning set forth in Section 4.3.

(s)	“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(t)	“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

(u)	“Environmental, Health, and Safety Liabilities” means any cost, damages, expense (including reasonable attorney’s fees and other defense or investigation expenses), liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i)	any environmental, health, or safety matters or conditions (including on-site or off-site contamination and regulation of chemical substances or products);

(ii)	fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses;

(iii)	financial responsibility for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such action has been required or requested by any Governmental Body or any other Person) or for any natural resource damages; or

(iv)	any other compliance, corrective, investigative, or remedial measures required.

(v)	“Environmental Law” means any Legal Requirement that requires or relates to:

(i)	advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have a significant impact on the Environment;

(ii)	preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(iii)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(iv)	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(v)	protecting resources, species, or ecological amenities;

(vi)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(vii)	cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(viii)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

(w)	“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

(x)	“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by TransAtlantic or Longe, as applicable, and any buildings, plants, structures, or equipment currently or formerly owned or operated by TransAtlantic or Longe, as applicable.

(y)	“Fairness Opinion” means an opinion prepared by the Financial Advisor concluding that the Purchase and the Concurrent Financing are fair from a financial perspective to TransAtlantic and TransAtlantic’s Shareholders.

(z)	“GAAP” means generally accepted accounting principles in Canada as defined from time to time by the Accounting Standards Board of the Canadian Institute of Chartered Accountants.

(aa)	“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(bb)	“Governmental Body” means any:

(i)	nation, state, province, county, city, town, village, district, or other jurisdiction of any nature;

(ii)	federal, state, provincial, local, municipal, foreign, or other government;

(iii)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, central bank, department, official, or entity and any court, arbitral body or other tribunal);

(iv)	multi-national organization or body; or

(v)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(cc)

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the Facilities, or that may affect the value of the Facilities or TransAtlantic or Longe, as the case may be.

(dd)	“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

(ee)	“Indemnified Person” has the meaning set forth in Section 12.5.

(ff)	“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A corporation will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or executive officer of the corporation has Knowledge of such fact or other matter.

(gg)	“Joint Actor” shall have the meaning given to that term in MI 61-101.

(hh)	“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

(ii)	“Longe Disclosure Letter” means the Longe Disclosure Letter delivered by Longfellow to TransAtlantic concurrently with the execution and delivery of this Agreement or the Closing, in the form set forth in Exhibit 2.

(jj)	“Longe Financial Statements” has the meaning set forth in Section 6.33.

(kk)	“Longe Shares” means all of the shares of the common stock of Longe.

(ll)	“Longfellow Indemnified Persons” has the meaning set forth in Section 12.3.

(mm)	“Longfellow Interest” has the meaning set forth in Section 4.1.

(nn)	“Management Proxy Circular” has the meaning set forth in Section 3.4.

(oo)	“Meeting” has the meaning set forth in Section 3.2.

(pp)	“MI 61-101” means Multilateral Instrument 61-101- Protection of Minority Security Holders in Special Transactions.

(qq)	“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

(rr)	“Oil and Gas Properties” means all of TransAtlantic’s and its Subsidiaries’ or all of Longe’s and its Subsidiaries’, as applicable, right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (i) hydrocarbon and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests (collectively, the “Leases”); and (ii) concession agreements (collectively, the “Concession Agreements”) and any and all hydrocarbon, water or injection wells on or applicable to any of the foregoing thereon or applicable thereto.

(ss)	“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

(tt)	“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(i)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)	such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(iii)	such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(uu)	“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) articles of organization and operating agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.

(vv)	“Parties” means Longfellow and TransAtlantic, and “Party” means either one of them as the context requires.

(ww)	“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

(xx)	“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(yy)	“Prohibited Transaction” has the meaning set forth in Section 6.6(g).

(zz)	“Proportional Interest” means that fraction which has as its numerator the number of Common Shares owned or controlled, directly or indirectly, by Longfellow and which has as its denominator the total number of Common Shares held by all TransAtlantic Shareholders.

(aaa)	“Public Filings” has the meaning set forth in Section 5.33.

(bbb)	“Purchase” has the meaning set forth in Section 2.1.

(ccc)	“Purchase Shares” has the meaning set forth in Section 2.1.

(ddd)	“Purchase Warrants” means the warrants between Longfellow and TransAtlantic, in the form settled as of the date of this Agreement providing for, in the case of each warrant, the acquisition by Longfellow of one Common Share upon the payment of US$3.00, such warrants to expire three years from the date of Closing.

(eee)	“Regulation D” means Regulation D as promulgated by the SEC under the Securities Act.

(fff)	“Related Party” shall have the meaning given to that term in MI 61-101.

(ggg)	“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

(hhh)	“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

(iii)	“Riata” means Riata Management LLC.

(jjj)	“Sale Notice” has the meaning set forth in Section 4.2.

(kkk)	“SEC” means the United States Securities and Exchange Commission.

(lll)	“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

(mmm)	“Shareholder Approval” means a simple majority of the votes cast by TransAtlantic Shareholders (excluding Longfellow, any Subscriber and any Related Party of Longfellow or of any Subscriber or a Joint Actor with any of the foregoing persons) at a duly-called meeting of the TransAtlantic Shareholders.

(nnn)	“Subscriber” means any Person who subscribes for the purchase of Common Shares in the Concurrent Financing.

(ooo)	“Subsidiary” means any entity with respect to which a Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect at least a majority of the directors, or similar managing body, or in which such Person owns directly or indirectly 50% or more of the fair market value of the equity of such entity.

(ppp)	“Taxes” means all net income, gross income, gross receipt, sales and use, ad valorem, franchise, profits, licenses, withholding, payroll, excise, severance, stamp, occupation, property, customs duties or other taxes, fees or charges of any kind whatsoever imposed by a foreign, federal, state, provincial, county or local Governmental Body together with any interest, penalty or additions thereon, whether or not such amounts are described as taxes.

(qqq)	“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Taxes.

(rrr)	“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

(sss)	“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing.

(ttt)	“Trading Affiliates” has the meaning set forth in Section 6.6(g).

(uuu)	“TransAtlantic Disclosure Letter” means the TransAtlantic Disclosure Letter delivered by TransAtlantic to Longfellow concurrently with the execution and delivery of this Agreement or the Closing, in the form set forth in Exhibit 1.

(vvv)	“TransAtlantic Financial Statements” has the meaning set forth in Section 5.31.

(www)	“TransAtlantic Indemnified Persons” has the meaning set forth in Section 12.4.

(xxx)	“TransAtlantic Shareholder” means any Person who is a holder of Common Shares.

(yyy)	“TSX” means the Toronto Stock Exchange.

(zzz)	“U.S.” means the United States of America.

(aaaa)	“Warrant Shares” means the Common Shares issued upon the exercise of the Purchase Warrants.

ARTICLE 2

PURCHASE OF LONGE

2.1	Purchase and Sale of Longe Shares

Subject to the terms and conditions of this Agreement on the date of Closing:

(a)	Longfellow shall sell, and TransAtlantic shall purchase, all of the Longe Shares;

(b)	in consideration for the Longe Shares, TransAtlantic shall issue to Longfellow (i) 39,583,333 Common Shares (the “Purchase Shares”) at a deemed price per Common Share of US$1.20 and (ii) 10,000,000 Purchase Warrants;

(collectively these transactions constitute the “Purchase”).

Subject to the terms and conditions of this Agreement, the Purchase shall close at the offices of Macleod Dixon LLP, at Calgary, Alberta at 9:00 a.m. on the first business day following the satisfaction or waiver of each of the conditions set forth in Article 10 hereof (other than those conditions which by their terms are to be satisfied at the Closing) or at such other time and place as the Parties may agree (the “Closing”).

ARTICLE 3

APPROVALS REQUIRED FOR THE TRANSACTION

3.1	TSX Approval

The Purchase shall not proceed until the conditions set forth in the Conditional Approval Letter have been satisfied.

3.2	Shareholder Approval

The Purchase shall not proceed unless both the Purchase and the Concurrent Financing receive Shareholder Approval at a duly-called meeting of TransAtlantic Shareholders (the “Meeting”) in compliance with the directions of the TSX specified pursuant to the Conditional Approval Letter and the requirements of MI 61-101.

3.3	Meeting

TransAtlantic shall, as soon as practicable following the execution of this Agreement, use its Best Efforts and take all action necessary, in accordance with applicable Legal Requirements and the requirements of the TSX, to duly call, give notice of, convene and hold the Meeting to consider and vote on the Purchase and the Concurrent Financing. Subject to achieving the required quorum, the Meeting shall occur on November 6, 2008 or on such later date as may be agreed upon by TransAtlantic and Longfellow.

3.4	Management Proxy Circular

(a)	TransAtlantic shall, in connection with the Meeting, mail to each TransAtlantic Shareholder a management proxy circular (the “Management Proxy Circular”) at the earliest practicable time after the preliminary Management Proxy Circular is cleared by the SEC, together with a notice of the Meeting, a proxy and any other document required in connection with the Meeting, each in the form prescribed by applicable Legal Requirements, including summaries or reproductions of the Valuation and Fairness Opinion, all in compliance with Canadian Securities Law and the Exchange Act.

(b)	Each of Longfellow and TransAtlantic shall use its Best Efforts to obtain and provide the information required by applicable Legal Requirements to be included in the Management Proxy Circular, which information shall not, on either the date that the Management Proxy Circular is first mailed or the date that the Meeting is held, contain an untrue statement of a material fact or omit to state a material fact required therein or necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made.

(c)	TransAtlantic shall provide Longfellow with a reasonable amount of time to review and comment on the Management Proxy Circular, prior to its final approval by the Board of Directors; provided, that any decision concerning the inclusion of Longfellow’s comments, if any, in the Management Proxy Circular shall be made by TransAtlantic and the Board of Directors, acting reasonably and taking account of Longfellow’s comments to the extent that is reasonable and as is permitted by Legal Requirements.

(d)	TransAtlantic shall prepare and file a preliminary Management Proxy Circular (together with any documents required by the Exchange Act), with the SEC by September 25, 2008. TransAtlantic will notify Longfellow promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the preliminary Management Proxy Circular, or for additional information, and will supply Longfellow with copies of all correspondence with the SEC with respect to the preliminary Management Proxy Circular. Whenever any event occurs which TransAtlantic has Knowledge of which should be set forth in an amendment or supplement to the preliminary Management Proxy Circular, TransAtlantic shall promptly inform Longfellow of such occurrence and file with the SEC, and/or mail to each TransAtlantic Shareholder such amendment or supplement.

3.5	TransAtlantic Support for the Purchase

TransAtlantic represents and warrants to Longfellow that:

(a)	the Committee has unanimously recommended approval of the completion of the Purchase and the Concurrent Financing by the Board of Directors;

(b)	the Valuation complies with all applicable requirements of Canadian Securities Law including MI 61-101, and TransAtlantic has provided a copy of the Valuation (which has not be altered or amended) to Longfellow;

(c)	the Financial Advisor has delivered the Fairness Opinion to the Board of Directors;

(d)

the Board of Directors has unanimously determined that the Purchase and the Concurrent Financing are in the best interests of TransAtlantic and the TransAtlantic Shareholders, subject to the abstention of Malone Mitchell, 3rd and Matt McCann; and

(e)	the Board of Directors has unanimously approved this Agreement and the completion of the Concurrent Financing, subject to the abstention of Malone Mitchell, 3rd and Matt McCann.

The Board of Directors shall unanimously recommend, subject to the abstention of Malone Mitchell, 3rd and Matt McCann, in the Management Proxy Circular, that the TransAtlantic Shareholders approve the Purchase and the Concurrent Financing.

ARTICLE 4

PRE-EMPTIVE RIGHTS

4.1	Pre-Emptive Right

For a period of six months after Closing, if TransAtlantic wishes to issue or pursue an offering of Common Shares or securities convertible or exchangeable into Common Shares (collectively, the “Subject Securities”) other than:

(a)	pursuant to securities outstanding as of the date of this Agreement;

(b)	the issuance (or exercise) of options pursuant to the Corporation’s option plan;

(c)	in connection with the retention of employees;

(d)	in connection with the hiring of employees;

(e)	pursuant to the exercise of previously issued convertible securities or the Purchase Warrants;

(f)	the acquisition of another entity;

(g)	the issuance by the Corporation of securities to Longfellow, Riata or any Associate or Related Party of either of them; or

(h)	the issuance of Common Shares or warrants to purchase Common Shares in connection with a debt financing, reorganization or reincorporation of TransAtlantic;

then Longfellow shall have the right (the “Pre-Emptive Right”), subject to TSX approval and compliance with applicable Legal Requirements, to subscribe for and purchase that number of Subject Securities obtained when the total number of Subject Securities is multiplied by Longfellow’s Proportional Interest determined as of the Closing, which for certainty includes completion of the Concurrent Financing (the “Longfellow Interest”), on the same terms and at the same price that TransAtlantic is prepared to issue the Subject Securities to other prospective purchasers.

If the Subject Securities are being offered by TransAtlantic on different terms to different purchasers, then each such transaction shall be treated as a separate offering for the purposes of this Article 4.

4.2	Notice

TransAtlantic shall give to Longfellow a written notice (the “Sale Notice”) prior to offering or issuing the Subject Securities, which shall specify the number and the class of Subject Securities and the terms and conditions on which they are being or are proposed to be issued.

4.3	Election

Longfellow may elect to purchase the Longfellow Interest by giving a written notice of its election (the “Election Notice”) to TransAtlantic on or before the third day after receiving the Sale Notice. The Election Notice shall state the number of Longfellow Interest securities that Longfellow wishes to purchase, up to the maximum amount specified in Section 4.1. If Longfellow does not deliver an Election Notice within such time-period herein, Longfellow shall be deemed to have elected not to exercise its Pre-Emptive Right.

4.4	Closing

Any purchase of Longfellow Interest by Longfellow pursuant to this Article 4 shall close no later than 21 days following receipt by Longfellow of the Sale Notice, subject to any requirements to obtain the approval of other TransAtlantic Shareholders or any other Legal Requirements, but shall in any case be completed on the basis negotiated by the Corporation with other purchasers. If Longfellow delivers an Election Notice, Longfellow shall be obligated to complete the purchase of the Longfellow Interest on the same basis as other purchasers.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TRANSATLANTIC

Except as otherwise specifically disclosed in the TransAtlantic Disclosure Letter, (as it may be amended and re-stated at any time prior to Closing) TransAtlantic hereby represents and warrants to Longfellow as follows as of the date of this Agreement and the Closing.

5.1	Corporate Standing

TransAtlantic and each of its Subsidiaries is a corporation duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to carry on its business and own its properties and assets and is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of its business or its assets makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on TransAtlantic and its Subsidiaries taken as a whole.

5.2	Power and Authority

TransAtlantic has all requisite power, authority and approvals (other than those to be obtained pursuant to Sections 3.1 and 3.2 prior to Closing) to allot, create and issue the Purchase Shares and the Purchase Warrants, to enter into this Agreement and each of the other instruments to be delivered by TransAtlantic pursuant to this Agreement, and to perform all of its obligations hereunder and thereunder, and this Agreement has been, and other such instruments will be as of the Closing duly executed and delivered by TransAtlantic and constitute, and will constitute, legal, valid and binding obligations of TransAtlantic enforceable against TransAtlantic in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights and subject to general principles of equity.

5.3	Execution and Delivery

The execution and delivery of this Agreement, and each of the instruments to be delivered at the Closing by TransAtlantic, and the completion by TransAtlantic of the Purchase, does not and will not violate or conflict, in any manner which might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of TransAtlantic or its Subsidiaries or their property or assets, with any provision of:

(a)	the Organizational Documents of TransAtlantic or its Subsidiaries;

(b)	the director or shareholder resolutions of TransAtlantic or its Subsidiaries that authorize the Purchase;

(c)	any applicable Legal Requirement;

(d)	any Order applicable to TransAtlantic or its Subsidiaries; or

(e)	any Contract to which TransAtlantic or its Subsidiaries is a party or by which TransAtlantic or its Subsidiaries or any of their assets or property is bound.

TransAtlantic has delivered or made available to Longfellow copies of the Organizational Documents of TransAtlantic and its Subsidiaries, as currently in effect.

5.4	Corporate Records

The corporate records and minute books of TransAtlantic and its Subsidiaries are complete and true and correct in all material respects and such minute books contain copies of minutes of all meetings of the directors, committees of directors and shareholders and of all written resolutions of such directors, committees and shareholders.

5.5	No Defaults Under Legal Requirements

Neither TransAtlantic nor any of its Subsidiaries has received any notice of or is in default or violation of any Order of any Governmental Body or any Legal Requirement which might materially and adversely affect the business, property or financial condition of TransAtlantic or its Subsidiaries.

5.6	Compliance with Legal Requirements

TransAtlantic and its Subsidiaries have filed all material statements and reports required to be filed with any Governmental Body having jurisdiction over, and TransAtlantic and its Subsidiaries have complied in all material respects with all Legal Requirements of Governmental Bodies applicable to, TransAtlantic and its Subsidiaries and the conduct of TransAtlantic’s and its Subsidiaries’ business.

5.7	Registrations

Each of TransAtlantic and its Subsidiaries has all requisite power and authority and all necessary registrations, licenses and permits to carry on the business as now conducted by it and to own its assets, except where the failure to have such power, authority, registrations, licenses and permits would not have a material adverse effect on TransAtlantic and its Subsidiaries, taken as a whole.

5.8	Subsidiaries

TransAtlantic has no Subsidiaries other than TransAtlantic Petroleum (USA) Corp., TransAtlantic Worldwide Ltd., TransAtlantic Maroc Ltd., TransAtlantic Worldwide Romania SRL, TransAtlantic Turkey Ltd., TransAtlantic North Sea, Ltd. and TransAtlantic Petroleum Cyprus Limited. TransAtlantic owns, directly or indirectly, all of the issued and outstanding shares of each of its Subsidiaries free and clear of all encumbrances and no person holds any securities convertible into or exchangeable for shares of its Subsidiaries or has any agreement or right to acquire shares of its Subsidiaries.

5.9	Partnerships or Joint Ventures

Except as set forth in the Public Filings of TransAtlantic, TransAtlantic is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind (other than industry standard joint operating agreements and royalty agreements entered into in the Ordinary Course of Business) and is not a party to any agreement under which TransAtlantic agrees to carry on any part of the business of TransAtlantic or any other activity in such manner or by which TransAtlantic agrees to share any revenue or profit with any other Person.

5.10	Disclosure

No representation or warranty of TransAtlantic in this Agreement and no statement in the TransAtlantic Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to TransAtlantic that has specific application to TransAtlantic or its Subsidiaries (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, prospects, financial condition, or results of operations of TransAtlantic or its Subsidiaries that has not been disclosed herein or reflected or reserved against in the TransAtlantic Financial Statements.

5.11	Information Provided

The information and statements which have been provided to Longfellow by TransAtlantic or its directors, officers, employees or agents were true and correct in all material respects when made and did not contain any misrepresentation or omit to state a material fact that would be necessary to be stated in order for a statement not to be materially misleading, in each case, as of the respective dates of such information or statements.

5.12	No Judgments, Lawsuits or Claims

There are no outstanding judgments or Orders against TransAtlantic or its Subsidiaries or to which TransAtlantic or its Subsidiaries are subject or by which their assets are bound and there are no claims, Proceedings, actions or lawsuits in existence, or to TransAtlantic’s Knowledge, Threatened or asserted against TransAtlantic or its Subsidiaries or with respect to any of the assets of TransAtlantic or its Subsidiaries or the interests of TransAtlantic or its Subsidiaries therein that would materially and adversely affect the business, property or financial condition of TransAtlantic or its Subsidiaries, taken as a whole, including but not limited to Environmental, Health and Safety Liabilities.

5.13	No Transfer Restrictions

TransAtlantic is a “distributing company” as that term is used in the Business Corporations Act (Alberta) and there are no restrictions on the transfer of the securities of TransAtlantic contained in the Organizational Documents of TransAtlantic and TransAtlantic covenants that no such restrictions shall be agreed to by it in respect of the transfer of the Purchase Shares or Warrant Shares other than restrictions imposed by or under applicable Canadian Securities Laws or U.S. securities legislation. TransAtlantic is a reporting issuer, not on a list of reporting issuers in default, in the provinces of British Columbia, Alberta and Ontario.

5.14	Securities Authorities

No securities commission or similar regulatory authority has issued any Order preventing or suspending trading of any securities of TransAtlantic. TransAtlantic is not in default of any material requirement of applicable securities legislation and, subject to and on the basis that the representations and warranties of Longfellow in this Agreement being true, TransAtlantic is entitled to avail itself of the applicable prospectus and registration exemptions available under the Securities Act (Alberta), the Securities Act and state securities laws in respect of the issuance of its securities to Longfellow as contemplated by this Agreement.

5.15	Issuance of Purchase Shares, Purchase Warrants and Warrant Shares

The Purchase Shares shall be duly issued at the Closing (and the Warrant Shares, when issued in accordance with the terms of the Purchase Warrants, shall be duly issued), as fully paid and non-assessable shares and will be duly and validly created, authorized and issued by TransAtlantic.

5.16	Encumbrances of Securities

All of the Purchase Shares, Purchase Warrants and Warrant Shares shall be issued to Longfellow free of any Encumbrances or other adverse claims of any kind whatsoever created by, through or under TransAtlantic.

5.17	Capitalization

The authorized capital of TransAtlantic consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series. As of the date of this Agreement there were issued and outstanding 79,732,428 Common Shares and no preferred shares. The only outstanding options, warrants, or other rights to purchase Common Shares or preferred shares are stock options to purchase a total of 4,413,334 Common Shares and warrants to purchase 3,504,375 Common Shares, the terms of which are described in the TransAtlantic Disclosure Letter. All Common Shares which are outstanding as of the date hereof, or will be outstanding immediately prior to the Closing, are or will be duly authorized, validly issued, fully paid and non-assessable, and are not or will not be subject to, or issued in violation of, any preemptive rights. Except as set forth above:

(a)	there are no shares of TransAtlantic authorized or outstanding, and there are no subscriptions, options to purchase shares of TransAtlantic, conversion or exchange rights, warrants, preemptive rights or other agreements, claims or commitments of any nature whatsoever (whether firm or conditional) obligating TransAtlantic to issue, transfer, deliver to sell, or cause to be issued, transferred, delivered or sold, additional shares or other securities or interest of TransAtlantic or obligating TransAtlantic to grant, extend or enter into any such agreement or commitment; and

(b)	there currently are no registration rights or similar rights outstanding with respect to the Common Shares other than those granted pursuant to the existing registration rights agreement between TransAtlantic and Riata.

5.18	No Finder’s Fee

No Person acting or purporting to act for TransAtlantic or its Subsidiaries is entitled to any brokerage or finder’s fee in connection with this Agreement, however the Financial Advisor is entitled to fees for the Valuation and Fairness Opinion.

5.19	Taxes

(a)	TransAtlantic and each of its Subsidiaries has in a due and timely manner, filed all material reports and Tax Returns respecting Taxes and other fees, charges and levies of every nature and kind, and has duly, completely and correctly filed all information and data in connection therewith, required to be filed by it with any Governmental Body to whom TransAtlantic and each of its Subsidiaries and their business or assets are subject and all amounts shown on any Tax Returns (including, without limitation, any losses or balances available for future deductions) are true and correct;

(b)	TransAtlantic and its Subsidiaries have paid all Taxes and other fees, charges and levies, and any interest, penalties and fines in connection therewith, properly due and payable (including, without limitation, with respect to payments to employees and non-resident Persons), and have paid all of same in connection with all known assessments, reassessments and adjustments;

(c)	no other Taxes or other fees, charges or levies, nor any interest, penalties or fines have been claimed by any Governmental Body or are known to TransAtlantic to be due and owing by TransAtlantic or its Subsidiaries or are Threatened or known by TransAtlantic to be pending (including all tax installments) or by reason of the Purchase will become due and owing by TransAtlantic or its Subsidiaries, and there are no matters of dispute or under discussion with any Governmental Body, relating to Taxes or other fees, charges, levies, interest, penalties or fines asserted by such Governmental Body;

(d)	TransAtlantic and its Subsidiaries have withheld all amounts required to be withheld, including without limiting the generality of the foregoing, all amounts required to be withheld under any applicable U.S. Legal Requirement, the Income Tax Act (Canada), for employee deductions, employment insurance, the Canada Pension Plan and Goods and Services Tax payable under the Excise Tax Act (Canada) and any other amounts required by law to be withheld from any payments made to residents or non-residents and any of its officers, directors and employees, and have paid the same to the proper Governmental Body;

(e)	there are no agreements, waivers (including a waiver in respect of time within which a reassessment may be made by any Governmental Body) or other arrangements providing for any extension of time with respect to the filing of any Tax Returns by, or payment of any Taxes, governmental charge or deficiency against, TransAtlantic or its Subsidiaries or which provide for any extension of time within which a Governmental Body may assess, reassess or collect Taxes from TransAtlantic or its Subsidiaries;

(f)	there are no Proceedings, investigations or claims Threatened or, to TransAtlantic’s Knowledge, pending against TransAtlantic or its Subsidiaries in respect of Taxes, governmental charges or assessments, or any other matters under discussion with any Governmental Body relating to Taxes, charges or assessments asserted by any such Governmental Body; and

(g)	in each jurisdiction in which TransAtlantic and its Subsidiaries carry on business or are otherwise required to file Tax Returns, all liabilities for Taxes of TransAtlantic have been assessed by the relevant Governmental Body and notices of assessment have been issued by the relevant Governmental Body for all taxation years or periods ending on or before December 31, 2007.

5.20	Employee Commitments

Other than options issued to employees and as set forth in the TransAtlantic Disclosure Letter, neither TransAtlantic nor its Subsidiaries is a party to or bound by any written or oral employment, service, pension, employee benefit agreement or collective bargaining agreement or other Contract with or respecting its employees or bound by or obligated to make any contributions under any pension plan or arrangement or any retirement income plan, deferred profit sharing plan or similar plan or arrangement, or any plan, program or other arrangement providing for medical services or coverage, dental care and life insurance.

5.21	Leases

Each lease (or agreement in the nature of a lease) to which TransAtlantic and its Subsidiaries are a party, whether as lessor or lessee, is in good standing and in full force and effect without amendment thereto and neither TransAtlantic nor its Subsidiaries are in breach of any of the material covenants, conditions or agreements contained in any such lease.

5.22	Insider Debt

None of the directors, former directors, officers, former officers, shareholders, former shareholders or employees of TransAtlantic or its Subsidiaries or any Person not dealing at arm’s length (as such term is construed under the Income Tax Act (Canada)) with any of the foregoing is indebted to TransAtlantic or its Subsidiaries.

5.23	Powers of Attorney

TransAtlantic has not granted to any Person a general or special power of attorney for TransAtlantic, other than the powers of attorney granted by TransAtlantic in connection with its extra-provincial registrations.

5.24	Guarantees

Neither TransAtlantic nor any of its Subsidiaries is a party to or bound by any agreement or guarantee, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person except as set forth in the TransAtlantic Disclosure Letter.

5.25	Non-Arm’s Length Transactions

To TransAtlantic’s Knowledge, other than Malone Mitchell, 3rd and certain entities which he controls, no director, officer, shareholder or employee of TransAtlantic or its Subsidiaries and no entity that is an Affiliate or associate of one or more of such individuals:

(a)	owns, directly or indirectly, any interest in (except for shares representing less than 10% of the outstanding shares of any class or series of shares of any company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a material and principal competitor of TransAtlantic or its Subsidiaries or their business or a lessor, lessee, supplier, distributor, sales agent or customer of TransAtlantic or its Subsidiaries or their business;

(b)	owns, directly or indirectly, in whole or in part, any property that TransAtlantic or its Subsidiaries use in the operation of their business; or

(c)	has any cause of action or other claim whatsoever against TransAtlantic or its Subsidiaries in connection with their business.

5.26	No Defaults

To TransAtlantic’s Knowledge, TransAtlantic and its Subsidiaries are not in breach or default, have not received any notice of default or violation, and are not aware of any potential or Threatened notice of alleged default or violation, of the provisions of any Contracts, agreements, indentures or instruments to which TransAtlantic or any of its Subsidiaries is a party which might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of TransAtlantic or any of its Subsidiaries or any of their respective property or assets.

5.27	Operating Permits and Licenses

TransAtlantic and its Subsidiaries own or hold all material Governmental Authorizations, Consents, authorizations, approvals, privileges, waivers, exemptions, Orders (inclusionary or exclusionary) or other concessions required in connection with the ownership and operation of their assets and the conduct of their business. All such permits and licenses are valid and enforceable, each in accordance with their respective terms, and to the Knowledge of TransAtlantic, no party to any of such permits and licenses is in material default thereunder or in material breach thereof or would, with the giving of notice or the lapse of time or both, be in material breach or material default.

5.28	Residency

TransAtlantic is a taxable Canadian Corporation within the meaning of the Income Tax Act (Canada).

5.29	Environmental

(a)	To TransAtlantic’s Knowledge, TransAtlantic and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, Orders, directives and decisions rendered by any Governmental Body relating to the protection of the Environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutants, contaminants, chemicals or industrial toxic or Hazardous Materials, Hazardous Activity, the failure to comply with which would have a material adverse effect on their business;

(b)	To TransAtlantic’s Knowledge, the real property, whether owned or leased, on which TransAtlantic or its Subsidiaries have carried, and now carry, on their business is free of all Environmental, Health, and Safety Liabilities, there are not any Hazardous Materials or Hazardous Activity stored in or on the real property, whether owned or leased, on which TransAtlantic has carried, or now carries, on its business, and TransAtlantic has not permitted the escape of any Hazardous Material on the real property, whether owned or leased, on which TransAtlantic or its Subsidiaries have carried, or now carry, on their business; and

(c)	There have been no Orders issued, environmental audits, evaluations, assessments or investigations conducted or other Proceedings taken or, to TransAtlantic’s Knowledge, Threatened against or relating to TransAtlantic, its Subsidiaries, their officers or directors, or their business or assets under any applicable Environmental Law.

5.30	Certain Payments

Neither TransAtlantic nor any of its Subsidiaries, nor, to TransAtlantic’s Knowledge, any director, officer, agent, or employee of TransAtlantic or its Subsidiaries, nor, to TransAtlantic’s Knowledge, any other Person associated with or acting for or on behalf of TransAtlantic or its Subsidiaries, has directly or indirectly:

(a)	made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services other than routine entertainment expenses (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of TransAtlantic or its Subsidiaries or any related party of TransAtlantic or its Subsidiaries, or (iv) in violation of any Legal Requirement; or

(b)	established or maintained any fund or asset that has not been recorded in the books and records of TransAtlantic or its Subsidiaries.

5.31	Financial Statements

(a)	TransAtlantic has delivered to Longfellow the audited balance sheets of TransAtlantic and the related audited statements of income and cash flows for the twelve-month periods ending December 31, 2006 and 2007 and the unaudited balance sheet of TransAtlantic and the related statements of income and cash flow for the six-month period ending June 30, 2008 (collectively, the “TransAtlantic Financial Statements”).

(b)	The TransAtlantic Financial Statements fairly present the financial condition and the results of operations of TransAtlantic as of the respective dates and for the periods referred to in such financial statements. The TransAtlantic Financial Statements reflect the consistent application of TransAtlantic’s accounting principles throughout the periods involved. No financial statements of any other Person are required by GAAP to be included in the TransAtlantic Financial Statements.

(c)	TransAtlantic has no material debt or liability of any kind whatsoever (whether accrued, contingent, absolute or otherwise) except for debt or liabilities incurred in the Ordinary Course of Business or as set forth in the balance sheet dated December 31, 2007.

5.32	No Material Adverse Change

Since the date of the TransAtlantic Financial Statements, there has not been any material adverse change in the business, operations, properties, assets, results, working capital position or condition (financial or other) of TransAtlantic or its Subsidiaries, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change other than such changes that may have occurred as a result of general conditions in the industry in which TransAtlantic and its Subsidiaries operate.

5.33	Compliance with Securities Laws

As of the date hereof, TransAtlantic has timely filed all reports, schedules, forms, statements and other documents required to be filed under the Securities Act, the Exchange Act and Canadian Securities Laws (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the “Public Filings”) by TransAtlantic. As of their respective dates of filing, such Public Filings complied in all material respects with the requirements of the Exchange Act, the Securities Act and Canadian Securities Laws, as the case may be, and none of such Public Filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of TransAtlantic (including the consolidated financial statements of TransAtlantic and its Subsidiaries, as applicable) included in such Public Filings and the related notes complied as to form in all material respects with applicable accounting requirements and the published rules and regulations with respect thereto. All material agreements that were required to be filed as exhibits to the Public Filings to which TransAtlantic or any of its Subsidiaries is a party, or the property or assets of TransAtlantic or any of its Subsidiaries is subject, have been filed as exhibits to such Public Filings.

5.34	Disclosure Controls and Procedures

TransAtlantic has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or Rule 15d-15(e) of the Exchange Act) that are effective in all material respects to ensure that material information relating to TransAtlantic and its Subsidiaries is made known to TransAtlantic’s chief executive officer and chief financial officer. Except as disclosed in the Public Filings of TransAtlantic, TransAtlantic maintains a system of accounting controls sufficient to provide reasonable assurances that: (a) transactions of TransAtlantic and its Subsidiaries are executed in accordance with management’s general or specific authorization; (b) transactions of TransAtlantic and its Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets of TransAtlantic and its Subsidiaries is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.35	Insurance

TransAtlantic and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks, including fire, and in such amounts as TransAtlantic believes are prudent and customary for a company in the business and operating in the locations in which TransAtlantic or its Subsidiaries operate. All such coverage is in full force and effect, and TransAtlantic or its Subsidiaries, as applicable, have complied with all material terms and conditions of such coverage, including premium payments. Neither TransAtlantic nor any of its Subsidiaries has received any written notice that TransAtlantic or its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires.

5.36	Change of Control

There is no control share acquisition, business combination, or other similar anti-takeover provision under the Organizational Documents applicable to the Purchase. Neither TransAtlantic nor any of its Subsidiaries has adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of securities or a change in control.

5.37	Title to Oil and Gas Properties

TransAtlantic and its Subsidiaries have defensible title to all of their Oil and Gas Properties. Subject to those Encumbrances set forth in the TransAtlantic Disclosure Letter, each Oil and Gas Property entitles TransAtlantic or its Subsidiaries, as the case may be, to receive not less than their undivided ownership interest set forth in all production saved and sold from or attributable to such Oil and Gas Property and the portion of the costs and expenses of operation and development of such Oil and Gas Property that is borne or to be borne by TransAtlantic is not greater than their undivided ownership interest. The Leases and Concession Agreements comprising the Oil and Gas Properties are in full force and effect, and any proceeds from the sale of TransAtlantic’s and its Subsidiaries’ share of the production from its Oil and Gas Properties are currently being paid in full to TransAtlantic or its Subsidiaries by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other Person.

5.38	Required Approvals

No approvals are required pursuant to Legal Requirements to complete the Purchase, other than as described in Article 3 or as have already been obtained.

5.39	Investment Intent

TransAtlantic acknowledges that the Longe Shares it will receive in connection with the Purchase have not been registered under the Securities Act and that such shares may not be resold absent such registration or unless an exemption under the Securities Act is available. TransAtlantic is acquiring the Longe Shares for its own account, for investment purposes only and not with a view toward distribution thereof. TransAtlantic qualifies as an “accredited investor” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF LONGFELLOW

Except as otherwise specifically disclosed in the Longe Disclosure Letter, (as it may be amended and re-stated by Longfellow at any time prior to Closing) Longfellow hereby represents and warrants to TransAtlantic as follows at the date of this Agreement and the Closing.

6.1	Longfellow Standing

Longfellow is a limited partnership duly organized and validly subsisting under the laws of the State of Texas.

6.2	Power and Authority

Longfellow has all requisite power, authority and approvals to enter into this Agreement and each of the other respective instruments to be delivered by it pursuant to this Agreement, and to perform all of its obligations hereunder and thereunder, and this Agreement has been, and other such instruments will, as of the Closing, be duly executed and delivered by it and constitute, and will constitute, legal, valid and binding obligations of it enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights and subject to general principals of equity.

6.3	No Finder’s Fee

There is no Person acting or purporting to act for Longfellow or its Subsidiaries entitled to any brokerage or finder’s fee in connection with this Agreement.

6.4	Certain Requirements of Alberta Law

Longfellow is not a resident in Alberta and acknowledges that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchase Shares, Purchase Warrants or Warrant Shares;

(b)	there is no government or other insurance covering the Purchase Shares, Purchase Warrants or Warrant Shares;

(c)	there are risks associated with the acquisition of the Purchase Shares, Purchase Warrants and Warrant Shares;

(d)	there are restrictions on its ability to resell the Purchase Shares, Purchase Warrants or Warrant Shares and it is Longfellow’s responsibility to find out what those restrictions are and to comply with them before selling such securities; and

(e)	the Corporation has advised it that the Corporation is relying on an exemption from the requirements to provide it with a prospectus and to sell securities through a person or company registered to sell securities under the Securities Act (Alberta) and other applicable securities laws and, as a consequence of acquiring Purchase Shares, Purchase Warrants or Warrant Shares pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (Alberta) and other applicable securities laws, including statutory rights of rescission or damages, will not be available to it; and

(f)	the certificate(s) representing the Purchase Shares and Purchase Warrants acquired hereunder will be endorsed by a legend stating that the securities will be subject to restrictions on resale in accordance with applicable securities legislation.

6.5	Investment Intent

Longfellow:

(a)	understands that the Purchase Shares and Purchase Warrants to be acquired by it are “restricted securities” within the meaning of Rule 144 of the Securities Act and have not been registered under applicable Canadian Securities Laws, the Securities Act, or any state securities laws;

(b)	is acquiring the Purchase Shares and Purchase Warrants as principal for its own account and not with a view to, or for distributing or reselling such Purchase Shares, Purchase Warrants or Warrant Shares or any part thereof in violation of applicable Canadian Securities Laws, the Securities Act, or any state securities laws;

(c)	has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of applicable Canadian Securities Laws, the Securities Act or any state securities laws (this representation and warranty not limiting Longfellow’s right to sell the Common Shares in compliance with applicable United States federal and state securities laws, and Canadian Laws). Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by Longfellow to hold the Common Shares for any period of time;

(d)	is not a registered broker dealer or an entity engaged in the business of being a broker dealer;

(e)	at the time of the Closing, will not have any agreements or understandings directly or indirectly, with any Person to distribute any such securities other than in the Amended and Restated Registration Rights Agreement; and

(f)

is aware of the provisions of Rule 144 of the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about TransAtlantic, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction”, transactions directly with a “market maker” or certain “riskless principal transactions”, the requirement to file Form 144 with the SEC and the number of shares being sold during any three-month period not exceeding specified limitations.

6.6	Purchaser Status

Longfellow:

(a)	at the date of the Closing will be an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act;

(b)	is not purchasing the Purchase Shares or Purchase Warrants as a result of any advertisement, article, notice or other communication regarding the Purchase Shares or Purchase Warrants published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement;

(c)	has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchase Shares, Purchase Warrants or Warrant Shares, and has so evaluated the merits and risks of such investment;

(d)	is able to bear the economic risk of an investment in the Purchase Shares and the Purchase Warrants and, at the present time, is able to afford a complete loss of such investment;

(e)	acknowledges that it has had the opportunity to review the disclosure materials and has been afforded:

(i)	the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of TransAtlantic concerning the terms and conditions of the purchase of the Purchase Shares and Purchase Warrants and the merits and risks of investing in the Purchase Shares, Purchase Warrants and Warrant Shares;

(ii)	access to information about TransAtlantic and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and

(iii)	the opportunity to obtain such additional information that TransAtlantic possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment;

(f)	has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Purchase Shares and Purchase Warrants;

(g)	other than with respect to the transactions contemplated herein, since the 30th day prior to the date of this Agreement, neither Longfellow nor any of its Affiliates which:

(i)	had knowledge of the transactions contemplated hereby;

(ii)	has or shares discretion relating to any Longfellow investments or trading or information concerning any Longfellow investments, including in respect of the Purchase Shares and Purchase Warrants; and

(iii)	is subject to Longfellow’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”);

has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with Longfellow or any Trading Affiliate, effected or agreed to effect any short sales involving TransAtlantic’s securities, borrowed or pre-borrowed any Common Shares, or granted any other right (including without limitation, any put or call option) with respect to the Purchase Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Purchase Shares or otherwise sought to hedge its position in the Common Shares (each, a “Prohibited Transaction”). Longfellow has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction);

(h)	is resident in the State of Oklahoma;

(i)	has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Purchase;

(j)	understands that the Purchase Shares and Purchase Warrants are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and the prospectus and registration requirements of Canadian Securities Laws and that TransAtlantic is relying in part upon the truth and accuracy of, and Longfellow’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Longfellow set forth herein in order to determine the availability of such exemptions and the eligibility of Longfellow to acquire the Purchase Shares and Purchase Warrants; and

(k)	understands that no U.S. federal or state agency, Canadian federal or provincial agency or any other Governmental Body has passed on or made any recommendation or endorsement of the Purchase Shares, Purchase Warrants or Warrant Shares or the fairness or suitability of the investment in the Purchase Shares, Purchase Warrants or Warrant Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchase Shares or Purchase Warrants.

6.7	Longe Corporate Standing

Longe and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to carry on its business and own its properties and assets and is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of its business or its assets make such qualification necessary, except where the failure to so qualify would not have a material adverse effect on Longe and its Subsidiaries taken as a whole.

6.8	Execution and Delivery

The execution and delivery of this Agreement, and each of the instruments to be delivered at the Closing by Longfellow, and the completion by Longfellow of the Purchase, does not and will not violate or conflict, in any manner which might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of Longe or its Subsidiaries or their property or assets, with any provision of:

(a)	the Organizational Documents of Longfellow, Longe or their respective Subsidiaries;

(b)	the limited partner, director or shareholder resolutions (as applicable) of Longfellow, Longe or their respective Subsidiaries that authorize the Purchase;

(c)	any applicable Legal Requirement;

(d)	any Governmental Authority that is held by Longe or any of its Subsidiaries or that otherwise relates to the business of, or to any of the assets owned, used or controlled by, Longe or any of its Subsidiaries;

(e)	any Order applicable to Longfellow, Longe or their respective Subsidiaries; or

(f)	any Contract to which Longfellow, Longe or their respective Subsidiaries is a party or by which Longfellow, Longe or their respective Subsidiaries or any of their assets or property is bound.

Longfellow has delivered to TransAtlantic copies of the Organizational Documents of Longe and its Subsidiaries, as currently in effect.

6.9	Corporate Records

The corporate records and minute books of Longe and its Subsidiaries are complete and true and correct in all material respects and such minute books contain copies of minutes of all meetings of the directors, committees of directors and shareholders and of all written resolutions of such directors, committees and shareholders.

6.10	No Defaults Under Legal Requirements

Neither Longe nor any of its Subsidiaries has received any notice of or is in default or violation of any Order of any Governmental Body or any Legal Requirement which might materially and adversely affect the business, property or financial condition of Longe or its Subsidiaries.

6.11	Compliance with Legal Requirements

Longe and its Subsidiaries have filed all material statements and reports required to be filed with any Governmental Body having jurisdiction over, and Longe and its Subsidiaries are, and at all times since inception have been, in compliance in all material respects with all Legal Requirements of Governmental Bodies applicable to, Longe and its Subsidiaries and the conduct of Longe’s and its Subsidiaries’ business.

6.12	Registrations

Longe and its Subsidiaries have all requisite power and authority and all necessary registrations, licenses and permits to carry on the business as now conducted by them and to own their assets, except where the failure to have such power, authority, registration, licenses and permits would not have a material adverse effect on Longe and its Subsidiaries, taken as a whole.

6.13	Subsidiaries

Longe has no Subsidiaries other than Viking International Limited, a Bermuda limited company, Longe Energy Cyprus Limited, a Cyprus limited company, and Riata Energy Turkiye Ltd., a Bermuda limited company, none of which have carried on any business. Longe owns, directly, or indirectly, all of the issued and outstanding shares of each of its Subsidiaries free and clear of all Encumbrances and no person holds any securities convertible into or exchangeable for shares of its Subsidiaries or has any agreement or right to acquire shares of its Subsidiaries.

6.14	Partnerships or Joint Ventures

Longe is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind (other than industry standard joint operating agreements and royalty agreements entered into in the Ordinary Course of Business) and is not a party to any agreement under which Longe agrees to carry on any part of the business of Longe or any other activity in such manner or by which Longe agrees to share any revenue or profit with any other Person.

6.15	Disclosure

No representation or warranty of Longfellow in this Agreement and no statement in the Longe Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Longfellow or Longe that has specific application to Longfellow, Longe or their respective Subsidiaries (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, prospects, financial condition, or results of operations of Longe or its Subsidiaries that has not been disclosed herein or reflected or reserved against in the Longe Financial Statements.

6.16	Information Provided

The information and statements which have been provided to TransAtlantic by Longfellow or Longe (or either entities’ directors, officers, employees or agents) were true and correct in all material respects when made and did not contain any misrepresentation or omit to state a material fact that would be necessary to be stated in order for a statement not to be materially misleading, in each case, as of the respective dates of such information or statements.

6.17	No Judgments, Lawsuits or Claims

There are no outstanding judgments or Orders against Longe or its Subsidiaries or to which Longe or its Subsidiaries are subject or by which their assets are bound, and there are no claims, Proceedings, actions or lawsuits in existence, or to Longfellow’s or Longe’s Knowledge, Threatened or asserted against Longe or its Subsidiaries or with respect to any of the assets of Longe or its Subsidiaries or the interests of Longe or its Subsidiaries therein, that would materially and adversely affect the business, property or financial condition of Longe or its Subsidiaries, including but not limited to Environmental, Health and Safety Liabilities.

6.18	No Transfer Restrictions

There are no restrictions on the transfer of the securities of Longe contained in the Organizational Documents of Longe, and Longfellow covenants that no such restrictions shall be agreed to by it in respect of the transfer of the Longe Shares other than restrictions imposed by or under applicable Canadian Securities Laws or U.S. securities legislation. Assuming the representations of TransAtlantic in Article 5 are true as at the Closing Date, Longfellow’s sale of the Longe Shares is exempt from registration under the Securities Act.

6.19	Securities Authorities

No securities commission or similar regulatory authority has issued any Order preventing or suspending trading of any securities of Longe and Longe is not in default of any material requirement of applicable securities legislation.

6.20	Ownership and Encumbrances

All of the Longe Shares are owned beneficially and of record by Longfellow, which has good and marketable title thereto, and all of the Longe Shares shall be transferred to TransAtlantic free of any Encumbrances or other adverse claims of any kind whatsoever created by, through or under Longfellow.

6.21	Capitalization

The authorized capital stock of Longe consists of 1,000 shares of common stock and no shares of preferred stock, par value $0.10 per share. As of the date of this Agreement, there were issued and outstanding 1,000 shares of common stock and no shares of preferred stock. The outstanding shares of common stock of Longe have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all U.S. federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in Longe or any Contract, commitment, agreement, understanding or arrangement of any kind to which Longe or Longfellow is a party or of which Longe or Longfellow has Knowledge and relating to the issuance or sale of any capital stock of Longe, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing and except as provided herein or as disclosed in the Longe Disclosure Letter, no preemptive right, co-sale right, right of first refusal, registration right, or other similar right exists with respect to the Purchase Shares or Purchase Warrants. Except as disclosed in the Longe Disclosure Letter, there are no shareholder agreements, voting agreements or other similar agreements with respect to the common stock of Longe to which Longe or Longfellow is a party.

6.22	Taxes

(a)	Longe and each of its Subsidiaries has in a due and timely manner, filed all material reports and Tax Returns respecting Taxes and other fees, charges and levies of every nature and kind, and has duly, completely and correctly filed all information and data in connection therewith, required to be filed by it with any Governmental Body to whom Longe and each of its Subsidiaries and their business or assets are subject and all amounts shown on any Tax Returns (including, without limitation, any losses or balances available for future deductions) are true and correct;

(b)	Longe and its Subsidiaries have paid all Taxes and other fees, charges and levies, and any interest, penalties and fines in connection therewith, properly due and payable (including, without limitation, with respect to payments to employees and non-resident Persons), and have paid all of same in connection with all known assessments, reassessments and adjustments;

(c)	no other Taxes or other fees, charges or levies, nor any interest, penalties or fines have been claimed by any Governmental Body or are known to Longfellow or Longe to be due and owing by Longe or its Subsidiaries or are Threatened or known by Longfellow or Longe to be pending (including all tax installments) or by reason of the Purchase will become due and owing by Longe or its Subsidiaries and there are no matters of dispute or under discussion with any Governmental Body, relating to Taxes or other fees, charges, levies, interest, penalties or fines asserted by such Governmental Body;

(d)	Longe and its Subsidiaries have withheld all amounts required to be withheld, including without limiting the generality of the foregoing, all amounts required to be withheld under any applicable U.S. Legal Requirement and any other amounts required by law to be withheld from any payments made to residents or non-residents and any of its officers, directors and employees, and have paid the same to the proper Governmental Body;

(e)	there are no agreements, waivers (including a waiver in respect of time within which a reassessment may be made by any Governmental Body) or other arrangements providing for any extension of time with respect to the filing of any Tax Returns by, or payment of any Taxes, governmental charge or deficiency against, Longe or its Subsidiaries, or which provide for any extension of time within which a Governmental Body may assess, reassess or collect Taxes from Longe or its Subsidiaries;

(f)	there are no Proceedings, investigations or claims Threatened or, to Longfellow’s or Longe’s Knowledge, pending against Longe or its Subsidiaries in respect of Taxes, governmental charges or assessments, or any other matters under discussion with any Governmental Body relating to Taxes, charges or assessments asserted by any such Governmental Body; and

(g)	in each jurisdiction in which Longe and its Subsidiaries carry on business or are otherwise required to file Tax Returns, all liabilities for Taxes of Longe have been assessed by the relevant Governmental Body and notices of assessment have been issued by the relevant Governmental Body for all taxation years or periods ending on or before December 31, 2007.

6.23	Employee Commitments

Neither Longe nor its Subsidiaries has any employees nor is it a party to or bound by any written or oral employment, service, pension, employee benefit agreement or collective bargaining agreement or other Contract with or respecting any employees or bound by or obligated to make any contributions under any pension plan or arrangement or any retirement income plan, deferred profit sharing plan or similar plan or arrangement, or any plan, program or other arrangement providing for medical services or coverage, dental care and life insurance. The completion of the Purchase will not create any liability of Longe to make any payments to its directors or officers.

6.24	Leases

Each lease (or agreement in the nature of a lease) to which Longe and its Subsidiaries are a party, whether as lessor or lessee, is in good standing and in full force and effect without amendment thereto, and neither Longe nor any of its Subsidiaries is in breach of any of the material covenants, conditions or agreements contained in any such lease.

6.25	Insider Debt

None of the directors, former directors, officers, former officers, shareholders, former shareholders or employees of Longe or its Subsidiaries or any Person not dealing at arm’s length (as such term is construed under the Income Tax Act (Canada)) with any of the foregoing is indebted to Longe or its Subsidiaries.

6.26	Powers of Attorney

Longe has not granted to any Person a general or special power of attorney for Longe.

6.27	Guarantees

Neither Longe nor any of its Subsidiaries is a party to or bound by any agreement or guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, except as set forth in the Longfellow Disclosure Letter.

6.28	Non-Arm’s Length Transactions

To Longfellow’s or Longe’s Knowledge, no director, officer, shareholder or employee of Longe or its Subsidiaries (and no entity that is an Affiliate or Associate of one or more of such individuals):

(a)	owns (directly or indirectly) any interest in (except for shares representing less than 10% of the outstanding shares of any class or series of shares of any company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a material and principal competitor of Longe or its Subsidiaries or their business, or a lessor, lessee, supplier, distributor, sales agent or customer of Longe or its Subsidiaries or their business;

(b)	owns, directly or indirectly, in whole or in part, any property that Longe or its Subsidiaries use in the operation of their business; or

(c)	has any cause of action or other claim whatsoever against Longe or its Subsidiaries in connection with their business.

6.29	No Defaults

To Longfellow’s or Longe’s Knowledge, Longe and its Subsidiaries are not in breach or default, have not received any notice of default or violation, and are not aware of any potential or Threatened notice of alleged default or violation, of the provisions of any Contracts, agreements, indentures or instruments to which Longe or any of its Subsidiaries is a party which might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of Longe or any of its Subsidiaries or any of their respective property or assets.

6.30	Operating Permits and Licenses

Longe and its Subsidiaries own or hold all material Governmental Authorizations, Consents, authorizations, approvals, privileges, waivers, exemptions, Orders (inclusionary or exclusionary) or other concessions required in connection with the ownership and operation of their assets and the conduct of their business. All such permits and licenses are valid and enforceable, each in accordance with their respective terms, and to the Knowledge of Longfellow or Longe, no party to any of them is in default thereunder or in breach thereof or would, with the giving of notice or the lapse of time or both, be in breach or default.

6.31	Environmental

(a)	To Longfellow’s or Longe’s Knowledge, Longe and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, Orders, directives and decisions rendered by any Governmental Body relating to the protection of the Environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutants, contaminants, chemicals or industrial toxic or Hazardous Materials, Hazardous Activity, the failure to comply with which would have a material adverse effect on their business;

(b)	To Longfellow’s or Longe’s Knowledge, the real property, whether owned or leased, on which Longe or its Subsidiaries have carried, and now carry, on their business is free of all Environmental, Health, and Safety Liabilities, there are not any Hazardous Materials or Hazardous Activity stored in or on the real property, whether owned or leased, on which Longe has carried, or now carries, on its business, and Longe has not permitted the escape of any Hazardous Material on the real property, whether owned or leased, on which Longe or its Subsidiaries have carried, or now carry, on their business; and

(c)	There have been no Orders issued, environmental audits, evaluations, assessments or investigations conducted or other Proceedings taken or, to Longfellow’s or Longe’s Knowledge, Threatened against or relating to Longe, its Subsidiaries, their officers or directors, or their business or assets under any applicable Environmental Law.

6.32	Certain Payments

Neither Longe nor any of its Subsidiaries, nor, to Longfellow’s or Longe’s Knowledge, any director, officer, agent, or employee of Longe or its Subsidiaries, nor, to Longfellow’s or Longe’s Knowledge, any other Person associated with or acting for or on behalf of Longe or its Subsidiaries, has directly or indirectly:

(a)	made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services other than routine entertainment expenses (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Longe or its Subsidiaries or any Related Party of Longe or its Subsidiaries, or (iv) in violation of any Legal Requirement; or

(b)	established or maintained any fund or asset that has not been recorded in the books and records of Longe or its Subsidiaries.

6.33	Financial Statements

(a)	Longe has delivered to TransAtlantic the unaudited balance sheet of Longe and the related unaudited statements of income and cash flows for the period from incorporation and ending July 31, 2008 (collectively, the “Longe Financial Statements”).

(b)	The Longe Financial Statements fairly present the financial condition and the results of operations of Longe as of the respective dates and for the periods referred to in such financial statements. The Longe Financial Statements reflect the consistent application of Longe’s accounting principles throughout the periods involved.

(c)	Longe has no material debt or liability of any kind whatsoever (whether accrued, contingent, absolute or otherwise) except for debt or liabilities incurred in the Ordinary Course of Business or as set forth in the balance sheet dated July 31, 2008 other than as set forth in the Longe Disclosure Letter.

6.34	No Material Adverse Change

Since the date of the Longe Financial Statements, there has not been any material adverse change in the business, operations, properties, assets, results, working capital position or condition (financial or other) of Longe or its Subsidiaries, and no event has occurred or circumstance exists that may result in such a material adverse change other than such changes that may have occurred as a result of general conditions in the industry in which Longe and its Subsidiaries operate.

6.35	Insurance

Longe and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks, including fire, and in such amounts as Longfellow believes are prudent and customary for a company in the business and operating in the locations in which Longe or its Subsidiaries operate. All such coverage is in full force and effect, and Longe or its Subsidiaries, as applicable, have complied with all material terms and conditions of such coverage, including premium payments. Neither Longe nor any of its Subsidiaries has received any written notice that Longe or its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires.

6.36	Change of Control

There is no control share acquisition, business combination, or other similar anti-takeover provision under the Organizational Documents applicable to the Purchase. Neither Longe nor any of its Subsidiaries has adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of securities or a change in control.

6.37	Assets

(a)

Longe and its Subsidiaries have defensible title to all of their Oil and Gas Properties. Subject to those Encumbrances set forth in the Longe Disclosure Letter, each Oil and Gas Property entitles Longe or its Subsidiaries, as the case may be, to receive not less than their undivided ownership interest set forth in all production saved and sold from or attributable to such Oil and Gas Property and the portion of the costs and expenses of operation and development of such Oil and Gas Property that is borne or to be borne by each of Longe or its Subsidiaries is not greater than its undivided ownership interest. The Leases and Concession Agreements comprising the Oil and Gas Properties are in full force and effect, and any proceeds from the sale of Longe’s and its

Subsidiaries’ share of the production from its Oil and Gas Properties are currently being paid in full to Longe or its Subsidiaries by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party.

(b)	The Longe Disclosure Letter sets forth all of the material equipment and personal property (other than Oil and Gas Properties), including but not limited to all of the drilling rigs and tubulars, owned by Longe and its Subsidiaries (or which have been or may be purchased on or before the Closing Date by Longe or its Subsidiaries) (collectively the “Assets”), and the approximate date of acquisition (or current delivery status), purchase price (either as agreed or expected as of the date of this Agreement) and approximate location (or indication whether such item is in transit) of each such Asset.

(c)	Except as set forth in the Longe Disclosure Letter, Longe and its Subsidiaries have good and marketable title to all of the Assets (other than Assets which are designated “Pending”, which will only have that status when payment is completed) free of any Encumbrances or other adverse claims of any kind whatsoever created by, through or under Longe, Longfellow or any of their respective Subsidiaries, and all of the Assets (other than Assets which are designated “Pending” which will only have that status when payment is completed) are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for TransAtlantic to conduct the business of Longe and its Subsidiaries after the date of Closing without interruption, in the manner in which such business is currently being conducted.

6.38	Composition of Assets

At Closing, Longe and its Subsidiaries will:

(a)	have spent up to approximately US$34.5 million on payments pursuant to the Asset Purchase Contracts;

(b)	have spent up to approximately US$10.1 million on the Oil and Gas Properties held by Longe and its Subsidiaries; and

(c)	have cash on hand such that the total of the actual amounts expended pursuant to Section 6.38 (a) and (b) and such cash will be equal to US$47.5 million.

6.39	Required Approvals

No approvals are required pursuant to Legal Requirements to complete the Purchase, other than as described in Article 3 or as have already been obtained.

6.40	Material Contracts

All of the material Contracts of Longe and each of its Subsidiaries have been listed in the Longe Disclosure Letter. All of the Contracts pursuant to which Longe or any Subsidiary is obligated to make payments in connection with the acquisition of the Assets (or which it may become obligated as a result of the completion of the decision to make the purchase, such Assets being designated “Pending” or such additional agreements which may be related to additional purchase agreements completed by Longe or its Subsidiaries) are the “Asset Purchase Contracts”. Longfellow has delivered to TransAtlantic on or prior to Closing, accurate and complete copies of all material Contracts. Each material Contract is valid and in full force and effect with respect to Longe and its Subsidiaries (as applicable) and, to Longe’s Knowledge, the other parties to such contracts, and is enforceable by Longe or its Subsidiaries, as applicable, against the other parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, re-organization, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights and subject to general principles of equity.

6.41	Scope of Activity

The only material business conducted by Longe and its Subsidiaries since their incorporation is: (a) the acquisition of the assets described to TransAtlantic and the other activities incidental to the acquisition of those assets; and (b) the participation in the Guercif, Tselfat, Ouezzane-Tissa and Asilah exploration permits in Morocco.

6.42	Direct Guarantee

Longfellow has posted a US$25 million guarantee of both Longe’s and TransAtlantic’s commitments under the farm-in agreement between Longe Energy Limited, Direct Petroleum Morocco, Inc., TransAtlantic Maroc, Ltd. and Anschutz Morocco Corporation dated June 30, 2008 (the “Direct Farm-in Agreement”) relating to the Ouezzane-Tissa and Asilah exploration permits in northern Morocco (the “Direct Guarantee”).

ARTICLE 7

COVENANTS OF TRANSATLANTIC PRIOR TO CLOSING

7.1	Access and Investigation

Between the date of this Agreement and the Closing, TransAtlantic shall, and shall use its Best Efforts to cause its Representatives to:

(a)	afford Longfellow and its Representatives full and free access, on reasonable prior notice to TransAtlantic, during normal business hours to TransAtlantic’s personnel, equipment, properties, Contracts, books and records, and other documents and data;

(b)	provide Longfellow and its Representatives with copies of all such Contracts, books and records, and other existing documents and data as Longfellow may reasonably request; and

(c)	provide Longfellow and its Representatives with such additional financial, operating, and other data and information as Longfellow may reasonably request.

7.2	Operation of the Business of TransAtlantic

Between the date of this Agreement and the Closing, TransAtlantic shall:

(a)	conduct its business only in the Ordinary Course of Business; and

(b)	otherwise report periodically to Longfellow as Longfellow may request from time to time concerning the status of the business, operations, and finances of TransAtlantic.

7.3	Required Approvals

As promptly as practicable after the date of this Agreement, TransAtlantic shall make all filings required by Legal Requirements to be made by it in order to complete the Closing. TransAtlantic shall cooperate with Longfellow with respect to all filings that Longfellow elects to make or is required by Legal Requirements to make in connection with the Purchase.

7.4	Reports

Between the date of this Agreement and the Closing, TransAtlantic shall file all reports required to be filed under the Securities Act, the Exchange Act and Canadian Securities Laws in a timely manner, including any extensions of the applicable time frames permitted under such laws.

7.5	Notification

Between the date of this Agreement and the Closing:

(a)	TransAtlantic shall promptly notify Longfellow in writing if TransAtlantic becomes aware of any fact or condition that causes or constitutes a breach of any of TransAtlantic’s representations and warranties as of the date of this Agreement, or if TransAtlantic becomes aware of the occurrence after the date of this Agreement and prior to the Closing of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition;

(b)	Should any such fact or condition require any change in the TransAtlantic Disclosure Letter if the TransAtlantic Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, TransAtlantic shall promptly deliver to Longfellow a supplement to the TransAtlantic Disclosure Letter specifying such change; and

(c)	During the same period, TransAtlantic shall promptly notify Longfellow of the occurrence of any breach of any covenant in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 hereof impossible or unlikely.

7.6	Best Efforts

TransAtlantic shall use its Best Efforts to cause the conditions in Article 9 hereof to be satisfied, subject to the rights and obligations provided for in this Agreement.

ARTICLE 8

COVENANTS OF LONGFELLOW

8.1	Access and Investigation

Between the date of this Agreement and the Closing, Longfellow shall, and shall use its Best Efforts to cause its Representatives to:

(a)	afford TransAtlantic and its Representatives full and free access, on reasonable prior notice to Longfellow, during normal business hours to Longe’s personnel, equipment, properties, Contracts, books and records, and other documents and data;

(b)	provide TransAtlantic and its Representatives with copies of all such Contracts, books and records, and other existing documents and data regarding Longe as TransAtlantic may reasonably request; and

(c)	provide TransAtlantic and its Representatives with such additional financial, operating, and other data and information regarding Longe as TransAtlantic may reasonably request.

8.2	Conduct of Longe’s Business

Longfellow covenants and agrees that, until Closing, except (i) with the prior consent of TransAtlantic; (ii) as otherwise expressly permitted by this Agreement; or (iii) as may be required pursuant to obligations in existence as of the date of this Agreement and as disclosed to TransAtlantic, Longfellow shall, and shall cause Longe and each of its Subsidiaries to:

(a)	conduct the business of Longe and each of its Subsidiaries in the Ordinary Course of Business (for greater certainty, where it is an operator of any property, it shall operate and maintain such property in the proper and prudent manner in accordance with good industry practice and the agreements governing the ownership and operation of such property);

(b)	provide to TransAtlantic reports on Longe’s operations and affairs as may be reasonably requested from time to time by TransAtlantic;

(c)	use Best Efforts to cause current insurance policies of Longe and each of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless (i) Longfellow provides TransAtlantic with written notice of such termination at least five business days prior to such cancellation, termination or lapse; and (ii) simultaneously with such cancellation, termination or lapse, replacement policies, which shall be underwritten by insurance and re-insurance companies satisfactory to TransAtlantic acting reasonably, providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	use Best Efforts to preserve intact the business organizations and goodwill of Longe and its Subsidiaries and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Longe and its Subsidiaries; and

(e)	use Best Efforts to cooperate with TransAtlantic to enable an orderly integration of the business and affairs of Longe and its Subsidiaries with TransAtlantic after the Closing.

8.3	Restrictions on Longe’s Activities

Longfellow covenants and agrees that, until Closing except: (i) with the prior consent of TransAtlantic; (ii) as otherwise expressly permitted by this Agreement; or (iii) as may be required pursuant to obligations in existence as of the date of this Agreement and as disclosed to TransAtlantic, Longfellow shall, and shall cause Longe and each of its Subsidiaries to not:

(a)	consider any other material corporate acquisition or disposition, amalgamation, merger or arrangement involving Longe or any of its Subsidiaries or any material purchase or sale of assets by Longe or any of its Subsidiaries;

(b)	issue, enter into any agreement to issue or grant any right to acquire (whether absolute or contingent) any securities of Longe or any of its Subsidiaries;

(c)	effect any changes in the capital structure, articles or by-laws of Longe or any of its Subsidiaries;

(d)	split, combine or re-classify the outstanding Longe Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise in respect of Longe Shares;

(e)	redeem, purchase or offer to purchase any Longe Shares or other securities of Longe or any of its Subsidiaries;

(f)	reduce the stated capital or any outstanding shares of Longe or any of its Subsidiaries;

(g)	pay or resolve to pay any dividends or make any distributions to shareholders of Longe or any of its Subsidiaries;

(h)	acquire or agree to acquire (by merger, amalgamation, acquisition of securities or assets or otherwise) any Person;

(i)	expend any amounts, incur any liabilities, create any Encumbrance on any of the properties or assets of Longe or any of its Subsidiaries, enter into any agreements or arrangements, provide any loans, make any commitments, or make any offers that could result in any agreements or commitments, in an amount in excess of $100,000 in the aggregate without the written consent of TransAtlantic; or

(j)	pay, discharge or satisfy any material claims, liabilities or obligations (other than in each case, in the Ordinary Course of Business) of Longe or any of its Subsidiaries.

8.4	Required Approvals

As promptly as practicable after the date of this Agreement, Longfellow shall, and shall use its Best Efforts to cause Longe to, make all filings required by Legal Requirements to be made by Longfellow or Longe in order to complete the Closing. Longfellow shall, and shall use its Best Efforts to cause Longe to, cooperate with TransAtlantic with respect to all filings that TransAtlantic elects to make or is required by Legal Requirements to make in connection with the Purchase.

8.5	Notification

Between the date of this Agreement and the Closing:

(a)	Longfellow shall promptly notify TransAtlantic in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date they are made, or if Longfellow becomes aware of the occurrence after the date of this Agreement and prior to the Closing of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition;

(b)	Should any such fact or condition require any change in the Longe Disclosure Letter if the Longe Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Longfellow shall promptly deliver to TransAtlantic a supplement to the Longe Disclosure Letter specifying such change; and

(c)	Longfellow shall promptly notify TransAtlantic of the occurrence of any breach of any covenant in this Article 8 or of the occurrence of any event that may make the satisfaction of the conditions in Article 10 hereof impossible or unlikely.

8.6	Best Efforts

Longfellow shall use its Best Efforts to cause the conditions in Article 10 to be satisfied, subject to the rights and obligations provided for in this Agreement.

8.7	Obligations Related to Closing

Longfellow shall cause the debt of Longe to be paid in full on or before the Closing Date and shall cause the accounts payable of Longe to be no more than US$6.875 million as of the Closing Date. Longfellow will not take any action to cause the termination of the Direct Guarantee until the obligations of Longe and TransAtlantic have been fulfilled under the terms of the Direct Farm-in Agreement.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF LONGFELLOW

Longfellow’s obligations under this Agreement shall be subject to the satisfaction, at or prior to the Closing of each of the following conditions precedent (any of which may be waived by Longfellow, in whole or in part at its sole discretion).

9.1	Receipt of Approvals Required by the TSX

On or before the Closing:

(a)	the approvals described in Section 3.1 shall have been obtained and the Conditional Approval Letter shall not have been amended in a manner that is materially adverse to the value of Longfellow’s actual or potential investment in TransAtlantic; and

(b)	the approvals described in Section 3.2 shall have been obtained.

9.2	Accuracy of Representations

Each of the representations and warranties of TransAtlantic made in this Agreement (i) shall be true and correct in all material respects (without regard to any qualifications with respect to materiality) when made; and (ii) shall be true and correct in all material respects (without regard to any qualifications with respect to materiality) as of the date of Closing as if made on and as of such date. The TransAtlantic Disclosure Letter shall be acceptable to Longfellow in its sole discretion.

9.3	TransAtlantic’s Performance

Each of the covenants and obligations that TransAtlantic is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall be duly performed and complied with in all material respects.

9.4	Deliveries by TransAtlantic at the Closing

Each of the following shall be delivered to Longfellow on or before the Closing:

(a)	a copy of the Amended and Restated Registration Rights Agreement executed by TransAtlantic;

(b)	certificates representing the Purchase Shares and Purchase Warrants with required legends;

(c)	a certificate executed by the Chief Executive Officer of TransAtlantic certifying that (i) each of TransAtlantic’s representations and warranties in this Agreement are in compliance with Section 9.2 hereof, and (ii) either the TransAtlantic Disclosure Letter requires no amendment or a final amended and restated version has been delivered to Longfellow;

(d)	a certified copy of the resolutions of directors of TransAtlantic, approving of this Agreement and the transactions contemplated hereby;

(e)	a certified copy of the resolutions of TransAtlantic Shareholders, approving, in the manner required by Canadian securities laws and the TSX, of the Purchase and the transactions contemplated thereby;

(f)	an opinion of Macleod Dixon LLP, counsel to TransAtlantic, dated as of the date of Closing as to the accuracy in all material respects of the representations and warranties of TransAtlantic set out in Sections 5.1, 5.2, 5.3 and 5.15; and

(g)	such other documents as Longfellow may reasonably request for the purpose of:

(i)	evidencing the accuracy of any of TransAtlantic’s representations and warranties set forth in this Agreement;

(ii)	evidencing the performance by TransAtlantic of, or the compliance by TransAtlantic with, any covenant or obligation required to be performed or complied with by TransAtlantic with respect to the Closing;

(iii)	evidencing the satisfaction of any condition referred to in this Article with respect to the Closing; or

(iv)	otherwise facilitating the consummation or performance of the Purchase.

9.5	No Proceedings

No Proceeding has commenced or is Threatened as of the date of the Closing that:

(a)	involves any challenge to, or seeks damages or other relief in connection with, the Purchase; or

(b)	may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Purchase or is materially adverse to the value of the Purchase Shares and Purchase Warrants to be issued pursuant to the Purchase.

9.6	No Prohibition

There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the Purchase or otherwise imposes conditions or terms which are materially adverse to the value of Longfellow’s actual or potential investment in TransAtlantic.

9.7	Governmental Authorizations

All Governmental Authorizations necessary under any applicable Legal Requirement to consummate the transactions contemplated hereby have been obtained and given, as applicable.

9.8	Concurrent Financing

The Concurrent Financing shall be completed concurrently with the Purchase.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF TRANSATLANTIC

TransAtlantic’s obligations under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions precedent (any of which may be waived by TransAtlantic, in whole or in part in its sole discretion).

10.1	Receipt of Approvals Required by the TSX

On or before the date of Closing:

(a)	the approvals described in Section 3.1 shall have been obtained and the Conditional Approval Letter shall not have been amended in a manner that is materially adverse to TransAtlantic’s completion of the Purchase; and

(b)	the approvals described in Section 3.2 shall have been obtained.

10.2	Accuracy of Representations

Each of the representations and warranties of Longfellow made in this Agreement (i) shall be true and correct in all material respects (without regard to any qualifications with respect to materiality) when made; and (ii) shall be true and correct in all material respects (without regard to any qualifications with respect to materiality) as of the date of Closing as if made on and as of such date. The Longe Disclosure Letter shall be acceptable to TransAtlantic in its sole discretion.

10.3	Longfellow’s Performance

Each of the covenants and obligations that Longfellow is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, as applicable, shall be duly performed and complied with in all material respects.

10.4	Deliveries by Longfellow at Closing

Each of the following shall be delivered to TransAtlantic on or before the Closing:

(a)	a copy of the Amended and Restated Registration Rights Agreement executed by Riata;

(b)	a waiver from Riata in respect of its pre-emptive rights set forth in that certain Investment Agreement, dated March 28, 2008, by and between TransAtlantic and Riata;

(c)	a certificate executed by the senior officer of Longfellow certifying that (i) each of Longfellow’s representations and warranties in this Agreement are in compliance with Section 10.2 hereof; and (ii) either the Longe Disclosure Letter requires no amendment or a final amended and restated version has been delivered to TransAtlantic;

(d)	all of the Longe Shares properly endorsed for transfer and registered in the name of TransAtlantic or an Affiliate of TransAtlantic designated by TransAtlantic;

(e)	opinion of outside legal counsel of Longfellow as to the accuracy of the representations and warranties of Longfellow set out in Sections 6.1, 6.2 and 6.8;

(f)	the resignations of all of the directors and officers of Longe, in a form suitable for immediate acceptance, together with a complete release and discharge;

(g)	a certified copy of the resolutions of directors of Longe, approving of this Agreement and the transactions contemplated hereby and the transfer of the Longe Shares to TransAtlantic;

(h)	all original minute books, corporate records, corporate seals and all other books and records of, or documents relating to, Longe, each of its Subsidiaries and their assets including, without limitation, all accounting and tax records, returns, forms and elections and relevant working papers and files and data in the possession of Longfellow which were not previously delivered to TransAtlantic; and

(i)	such other documents as TransAtlantic may reasonably request for the purpose of:

(i)	evidencing the accuracy of any representation or warranty of Longfellow;

(ii)	evidencing the performance by Longfellow of, or the compliance by Longfellow with, any covenant or obligation required to be performed or complied with by Longfellow with respect to the Closing;

(iii)	evidencing the satisfaction of any condition referred to in this Article with respect to the Closing; or

(iv)	otherwise facilitating the consummation or performance of the Purchase.

10.5	No Proceedings

No Proceeding has commenced or is Threatened as of the date of the Closing that:

(a)	involves any challenge to, or seeks damages or other relief in connection with, the Purchase; or

(b)	may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Purchase or materially adversely affecting the value of the Purchase to TransAtlantic.

10.6	No Prohibition

There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the Purchase or otherwise imposes conditions or terms which are materially adverse to the value of the Purchase to TransAtlantic.

10.7	Governmental Authorizations

All Governmental Authorizations necessary under any applicable Legal Requirement to consummate the transactions contemplated hereby have been obtained and given, as applicable.

10.8	Concurrent Financing

The Concurrent Financing shall be completed concurrently with the Purchase.

ARTICLE 11

TERMINATION

11.1	Termination of Obligation to Complete the Purchase

This Agreement and the obligation of Longfellow and TransAtlantic to complete the Purchase may, by written notice given prior to or at the Closing, be terminated:

(a)	by either Longfellow or TransAtlantic if a material breach of any provision of this Agreement has been committed and not cured by the other Party within 30 days of notice of such breach (if such breach is curable without material adverse effect on such Party) and such breach has not been waived by the non-defaulting Party;

(b)	by Longfellow if:

(i)	any of the conditions in Article 9 have not been satisfied as of the date of Closing, or

(ii)	satisfaction of any of the conditions described in (b)(i) above is or becomes impossible (other than through the failure of Longfellow to comply with its obligations under this Agreement)

and Longfellow has not waived such condition on or before the date of Closing;

(c)	by TransAtlantic if

(i)	any of the conditions in Article 10 have not been satisfied as of the date of Closing, or

(ii)	satisfaction of any of the conditions described in (c)(i) above is or becomes impossible (other than through the failure of TransAtlantic to comply with its obligations under this Agreement)

and TransAtlantic has not waived such condition on or before the date of Closing;

(d)	by mutual written consent of Longfellow and TransAtlantic;

(e)	by either Longfellow or TransAtlantic if the TSX approval of the Purchase is not obtained pursuant to Section 3.1 by December 31, 2008;

(f)	by either Longfellow or TransAtlantic if Shareholder Approval of the Purchase is not obtained pursuant to Section 3.2 by December 31, 2008; or

(g)	by either Longfellow or TransAtlantic if the Purchase has not occurred (other than through the failure by any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2009, or such later date as Longfellow and TransAtlantic may agree upon;

provided, however, that any right to terminate this Agreement pursuant to this Section 11.1 shall not be available to either Longfellow or TransAtlantic, as applicable, if such Party, at such time, is in material breach of any provision of this Agreement such that the conditions of the other Party set forth in Article 9 or Article 10, as applicable, shall not be satisfied.

11.2	Effect of Termination

Each Party’s right of termination is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies.

11.3	Attempt to Remedy

Each Party shall use its Best Efforts to avoid the termination of this Agreement pursuant to Section 11.1 and shall co-operate with the other Party to allow the satisfaction of all required conditions to allow the completion of the Purchase. Each Party shall agree to delay the Closing and shall engage in such measures except that:

(a)	no extension shall be required beyond the dates specified in Section 11.1(g); and

(b)	Best Efforts by a Party shall not be required beyond a period of 30 days if it is impossible for such Party to satisfy a condition without material adverse effect on such Party (and in the case of Longfellow, Longe).

ARTICLE 12

SURVIVAL AND INDEMNIFICATION

12.1	Survival

All representations and warranties contained in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing.

12.2	Effect of Knowledge

None of the Parties’ representations and warranties shall be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time by the other Party.

12.3	Indemnification and Payment of Damages by TransAtlantic

TransAtlantic shall indemnify and hold harmless Longfellow and its Representatives, (collectively, the “Longfellow Indemnified Persons”) for, and shall pay to the Longfellow Indemnified Persons the amount of, any loss, liability, claim, damage (excluding consequential damages or economic loss), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)	any breach of any representation or warranty made by TransAtlantic in this Agreement or any other certificate or document delivered by TransAtlantic pursuant to this Agreement; or

(b)	any breach by TransAtlantic of any covenant or obligation of TransAtlantic under this Agreement.

The remedies provided in this Section 12.3 shall be the exclusive remedy of any Longfellow Indemnified Person for any breach of or failure of performance required hereunder by TransAtlantic, provided, however, that:

(i)	any claim pursuant to Section 12.3(a) must be made within two years of the date of this Agreement; and

(ii)	any right or remedy of a Party hereto by reason of the fraud or intentional breach of any other Party hereto shall not be so limited and may be brought at any time.

12.4	Indemnification and Payment of Damages by Longfellow

Longfellow shall indemnify and hold harmless TransAtlantic and its Representatives (the “TransAtlantic Indemnified Persons”) and shall pay to the TransAtlantic Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)	any breach of any representation or warranty made by Longfellow in this Agreement or in any other certificate or document delivered by Longfellow pursuant to this Agreement; or

(b)	any breach by Longfellow of any covenant or obligation of Longfellow in this Agreement.

The remedies provided in this Section 12.4 shall be the exclusive remedy of any TransAtlantic Indemnified Person for any breach of or failure of performance required hereunder by Longfellow, provided, however, that:

(i)	any claim pursuant to Section 12.4(a) must be made within two years of the date of this Agreement; and

(ii)	any right or remedy of a Party hereto by reason of the fraud or intentional breach of any other Party hereto shall not be so limited and may be brought at any time.

12.5	Procedure for Indemnification - Third Party Claim

(a)	Promptly after receipt by a Longfellow Indemnified Person or a TransAtlantic Indemnified Person (an “Indemnified Person”) of notice of the commencement of any Proceeding relating to Section 12.3 or Section 12.4, against it, such Indemnified Person shall, if a claim is to be made against an indemnifying Person under such Section, give notice to the indemnifying Person of the commencement of such claim, but the failure to notify the indemnifying Person shall not relieve the indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying Person demonstrates that the defense of such action is prejudiced by the Indemnified Person’s failure to give such notice.

(b)	If any Proceeding referred to in Section 12.5(a) is brought against an Indemnified Person, upon notice from such Indemnified Person to the indemnifying Person of the commencement of such Proceeding, the indemnifying Person shall be entitled to participate in such Proceeding and to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person (acting reasonably) after notice from the indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, unless:

(i)	the indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate; or

(ii)	the indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding.

(c)	The indemnifying Person shall not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 12 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation.

(d)	If the indemnifying Person assumes the defense of a Proceeding:

(i)	no compromise or settlement of such claims may be effected by the indemnifying Person without the Indemnified Person’s consent, unless:

(A)	there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against such Indemnified Person, and

(B)	the sole relief provided is monetary damages that are paid in full by the indemnifying Person; and

(ii)	the Indemnified Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Related Parties other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying Person shall not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

12.6	Participation

The Party not controlling the defense of a Proceeding shall have the right to be represented by advisory counsel and accountants (at its own expense) in connection with any Proceeding, and shall be kept reasonably informed by the defending Party of the status of such Proceeding at reasonable times at all stages thereof, whether or not such Party is so represented. The indemnifying Person and Indemnified Persons agree to make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to such action, suit or Proceeding, and agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Proceeding.

12.7	Procedure for Indemnification—Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE 13

GENERAL PROVISIONS

13.1	Expenses

Except as otherwise expressly provided in this Agreement or in this Section, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, the Purchase, including all fees and expenses of agents, Representatives, counsel, and accountants.

13.2	Public Announcements

Subject to TransAtlantic’s obligation under Canadian Securities Laws and the Exchange Act to make timely disclosure of material information, any public announcement or similar publicity with respect to this Agreement or the Purchase shall be issued, if at all, at such time and in such manner as Longfellow and TransAtlantic, jointly, may determine.

13.3	Confidentiality

(a)	Longfellow acknowledges and agrees that all non-public information concerning TransAtlantic and its Subsidiaries which is given to Longfellow or its Representatives shall be used solely for the purposes of completing Longfellow’s due diligence review and shall be treated confidentially by Longfellow for so long as such information remains non-public. Longfellow agrees that it shall only provide such non-public information concerning TransAtlantic and its Subsidiaries to those Representatives of Longfellow as is necessary, and shall be responsible for ensuring that each of its Representatives treats any non-public information concerning TransAtlantic and its Subsidiaries confidentially for so long as it remains non-public, and Longfellow shall be responsible for a breach by any of its Representatives in respect thereof. Except as otherwise required by applicable law or judicial or regulatory process, until it becomes public or if it is otherwise already known by Longfellow or developed independently by Longfellow or its representatives, Longfellow shall not, and shall use its Best Efforts to cause Longe not to, disclose any non-public information concerning TransAtlantic or its Subsidiaries to a third party without TransAtlantic’s consent.

(b)

TransAtlantic acknowledges and agrees that all non-public information concerning Longe and its Subsidiaries which is given to TransAtlantic or its Representatives shall be used solely for the purposes of completing TransAtlantic’s due diligence review and shall be treated confidentially by TransAtlantic for so long as such information remains non-public. TransAtlantic agrees that it shall only provide such non-public information concerning Longe and its Subsidiaries to those Representatives of TransAtlantic as is necessary, and shall be responsible for ensuring that each of its Representatives treats any non-public information concerning Longe and its Subsidiaries confidentially for so long as it remains non-public, and TransAtlantic shall be responsible for a breach by any of its Representatives in respect thereof. Except as otherwise required by applicable law or judicial or regulatory process, until it becomes public or if it is otherwise already known by TransAtlantic or developed independently by TransAtlantic or its representatives, TransAtlantic shall not disclose any non-public information concerning Longe or its Subsidiaries to a third party without Longfellow’s consent.

13.4	Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested; or (c) when received by the addressee, if sent by Federal Express or United Parcel Service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

TransAtlantic:

TransAtlantic Petroleum Corp.

1840, 444 - 5th Avenue S.W.

Calgary, Alberta T2P 2T8

Attention: President

Telephone No.: (403) 262-8556

Facsimile No.: (403) 262-1349

with a copy to:

TransAtlantic Petroleum (U.S.A.) Corp.

1755, 5910 N. Central Expressway

Dallas, Texas 75206

Attention: Jeffrey S. Mecom

Telephone No.: (214) 220-4323

Facsimile No.: (214) 220-4327

and to:

Macleod Dixon LLP

3700 Canterra Tower

400 Third Avenue S.W.

Calgary, Alberta T2P 4H2

Attention: Lianne Tysowski

Telephone No.: (403) 267-8224

Facsimile No.: (403) 265-5973

Longfellow:

Longfellow Energy LP

4801 Gaillardia Parkway, Suite 225

Oklahoma City, Oklahoma 73142

Attention: Matthew McCann

Telephone No.: (405) 286-6324 x 1036

Facsimile No.: (405) 286-1393

with a copy to:

Porter & Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Robert G. Reedy

Telephone No.: (713) 226-6674

Facsimile No.: (713) 226-6274

13.5	Governing Legal Requirement

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The Parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta to resolve any dispute pursuant to this Agreement.

13.6	Further Assurances

The Parties agree:

(a)	to provide upon request to each other such further information;

(b)	to execute and deliver to each other such other documents; and

(c)	to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement,

subject to any rights of termination each Party may have under this Agreement, which may be exercised in such Party’s sole discretion after compliance with the obligations specified in Section 11.3.

13.7	Waiver

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege.

13.8	Entire Agreement and Modification

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

13.9 Disclosure Letters

The disclosures in the TransAtlantic Disclosure Letter and Longe Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the TransAtlantic Disclosure Letter or Longe Disclosure Letter (other than an exception expressly set forth as such in the TransAtlantic Disclosure Letter or Longe Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

13.10 Binding Effect and Assignment.

(a)	This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

(b)	No Party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other Party.

13.11 Severability

If any provision of this Agreement is held invalid or unenforceable by any arbitrator or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.12 Section Headings, Construction

The headings of Articles and Sections in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

13.13 Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.14 Counterparts

This Agreement may be executed in one or more original, facsimile or portable document format (pdf) counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

LONGFELLOW ENERGY LP by DEUT 8, LLC its General Partner		TRANSATLANTIC PETROLEUM CORP.

By:	/s/ MATTHEW MCCANN	By:	/s/ SCOTT C. LARSEN
	Name: Matthew McCann		Name: Scott C. Larsen
	Title: General Counsel and Attorney-in-fact		Title: President and CEO